UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): August 19, 2008
Ferro Corporation
(Exact name of registrant as specified in its charter)

Ohio	1-584	34-0217820

(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1000 Lakeside Avenue, Cleveland, Ohio		44114

(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: 216-641-8580
Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
Supplemental Indenture for 9 1/8% Senior Notes due 2009
On June 20, 2008, Ferro Corporation (“Ferro”) announced that it commenced a cash tender offer to purchase any and all of its outstanding $200 million aggregate principal amount of 9 1/8% Senior Notes due 2009 (the “9 1/8% Notes”) and a consent solicitation to amend the related note indenture (the “1998 Indenture”), dated as of March 25, 1998, by and between Ferro and The Bank of New York Mellon Trust Company, N.A. (as successor-in-interest to Chase Manhattan Trust Company, N.A.), as trustee (the “Trustee”). The consent solicitation sought consents from holders of the 9 1/8% Notes to, among other things, eliminate substantially all of the restrictive covenants, eliminate or modify certain events of default and eliminate or modify related provisions contained in the 1998 Indenture. The tender offer and consent solicitation were conducted pursuant to the terms of and subject to the conditions in the Offer to Purchase and Consent Solicitation Statement and the related Letter of Transmittal, each dated June 20, 2008.
On August 19, 2008, Ferro accepted and purchased an aggregate of $198,987,000 of the 9 1/8% Notes that had been validly tendered pursuant to the tender offer and consent solicitation. In connection with the completion of the tender offer and consent solicitation, with the consent of the holders of approximately 99.494% of the 9 1/8% Notes, Ferro entered into a first supplemental indenture, dated as of August 19, 2008, by and between Ferro and the Trustee (the “1998 Supplemental Indenture”).
The 1998 Supplemental Indenture became effective as of August 19, 2008 and permits Ferro to take certain actions previously prohibited or limited by the 1998 Indenture, as described above.
The tender offer and consent solicitation is scheduled to expire at 5:00 p.m., New York City Time, on August 26, 2008. Ferro has called any remaining 9 1/8% Notes that are not tendered and purchased in the tender offer and consent solicitation for redemption on September 18, 2008 pursuant to the terms of the 9 1/8% Notes.
The foregoing description of the 1998 Supplemental Indenture is qualified in its entirety by reference to the copy of the 1998 Supplemental Indenture attached hereto as Exhibit 4.1 and incorporated herein by reference.
Supplemental Indenture for 6.50% Convertible Senior Notes due 2013
On August 19, 2008, Ferro issued $150 million in aggregate principal amount of 6.50% Convertible Senior Notes due 2013 (the “Convertible Notes”) pursuant to a first supplemental indenture (the “2008 Supplemental Indenture”) to the Indenture, dated March 25, 2008, by and between Ferro and U.S. Bank National Association (the “2008 Indenture”). The offering was completed pursuant to, and subject to the terms and conditions set forth in, an Underwriting Agreement, dated as of August 13 2008, between Ferro, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. as representative of the several underwriters named therein. The proceeds from the offering, along with available cash, including borrowings under Ferro’s revolving credit facility, were used to purchase all of Ferro’s outstanding 9 1/8% Notes tendered in the tender offer and consent solicitation.
The Convertible Notes will bear interest at a rate of 6.50% per year, payable semi-annually in arrears on February 15 and August 15 of each year, beginning on February 15, 2009. The Convertible Notes mature on August 15, 2013.
The 2008 Supplemental Indenture provides that the Convertible Notes are convertible, under certain circumstances, using a net share settlement process, into a combination of cash and shares of Ferro’s common stock. The initial base conversion price of the Convertible Notes is approximately $32.34 (subject to adjustment in certain circumstances), based on the initial base conversion rate of 30.9253 share of common stock per $1,000 principal amount of Convertible Notes. In general, upon conversion of a Convertible Note, the holders will receive cash equal to the principal amount of the Convertible Note and shares of common stock to the extent of the Convertible Note’s conversion value in excess of such principal amount. In addition, upon certain circumstances, Ferro will increase the applicable conversion rate for a holder who elects to convert its Convertible Notes in connection with such transaction by a number of additional shares of common stock, as determined pursuant to a specified formula.
The 2008 Supplemental Indenture also contains provisions that, among other things and subject to a number of exceptions and limitations, may require Ferro to repurchase the Convertible Notes if Ferro is involved in certain types of corporate transactions or other events constituting a fundamental change.

The foregoing description of the First Supplemental Indenture is qualified in its entirety by reference to the copy of the First Supplemental Indenture attached hereto as Exhibit 4.2 and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits
(d) Exhibits
4.1	First Supplemental Indenture, dated August 19, 2008, by and between Ferro Corporation and The Bank of New York Mellon Trust Company, N.A.

4.2	First Supplemental Indenture, dated August 19, 2008, by and between Ferro Corporation and U.S. Bank National Association.

99.1	Press Release of Ferro Corporation, dated August 19, 2008.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Ferro Corporation
August 19, 2008	By:	/s/ Sallie B. Bailey
		Name:	Sallie B. Bailey
		Title:	Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

4.1	First Supplemental Indenture, dated August 19, 2008, by and between Ferro Corporation and The Bank of New York Mellon Trust Company, N.A.

4.2	First Supplemental Indenture, dated August 19, 2008, by and between Ferro Corporation and U.S. Bank National Association.

99.1	Press Release of Ferro Corporation, dated August 19, 2008.